Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview of Fiscal Year 2004

     We are the third largest provider of funeral and cemetery products and services in the death care industry in the United States. As of January 3, 2005, we owned and operated 238 funeral homes and 147 cemeteries in 27 states within the United States and Puerto Rico.

     In September 2003, we announced a set of operating initiatives and created four task forces to address the following key areas: increased cemetery property sales volume, growth in the number of funeral events performed, cost improvements and employee development. As part of our cost reduction initiatives, in December 2003 we announced plans to restructure and reduce our workforce by approximately 300 employees. In fiscal year 2004, we achieved the operating and financial goals announced in December 2003 reflecting the successful execution of our key operating initiatives.

▪	We projected earnings from continuing operations to be in the range of $.39 to $.41 per share for fiscal year 2004 including the impact of separation charges and the impact of gains on dispositions, net of impairment losses. We achieved earnings from continuing operations of $.40 per share for fiscal year 2004 including the impact of separation charges of $.02 per share, partially offset by gains on dispositions (net of impairment losses) of $.01 per share.

▪	We projected cash flow from operations to be between $77 million and $86 million, including the tax refund received in December 2003 due to a change in the tax accounting methods for cemetery merchandise revenue. We achieved cash flow from operations of $93.6 million, including the $33 million tax refund received in December 2003.

▪	Our goal was to increase preneed sales by 5 percent to 10 percent in fiscal year 2004. We experienced increases of 9 percent in both cemetery property and preneed funeral sales for the year.

▪	Our fiscal year 2004 forecast included an increase in the average revenue per funeral service performed of approximately 2 percent to 3 percent, excluding any impact from trust earnings. We attained this goal with an increase in average revenue of 3.6 percent per traditional service and 4.9 percent per cremation service.

▪	The upper end of our 2004 forecast range assumed flat same-store funeral calls in 2004 compared to 2003, and the lower end assumed a possible reduction in same-store funeral calls of up to 3 percent. Our same-store funeral calls decreased 1.0 percent.

▪	Trust earnings were assumed to be slightly down from those recognized in fiscal year 2003. Our trust earnings decreased 8 percent.

▪	Our cost-reduction initiatives resulted in a $9.6 million decrease in funeral, cemetery and corporate general and administrative expenses, which was in line with our expectations for the year.

     We recorded charges in fiscal year 2004 for severance and other costs associated with the workforce reductions announced in December 2003 and separation payments related to a former executive officer totaling $3.4 million ($2.1 million after tax, or $.02 per share). During the fourth quarter of 2003, we identified a number of small businesses to close or sell, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. As a result, we recorded a $34.3 million noncash impairment charge in fiscal year 2003, of which $19.0 million ($16.3 million after tax, or $.15 per share) was included in continuing operations in the 2003 consolidated statement of earnings. Collectively, these businesses generated revenue of approximately $23.0 million and very little gross profit during fiscal year 2003. The closing or sale of these businesses has enabled management to focus on our most productive operations where our operating initiatives have the potential to bring about the greatest benefits in increased earnings and cash flow. For fiscal year 2004, we evaluated our long-lived assets, recorded impairment charges of $.4 million and sold several assets that were held for sale at a net gain of $1.0 million. The net effect was that we recorded gains on dispositions, net of impairment losses, of $.6 million ($1.3 million after tax, or $.01 per share) in continuing operations. As of October 31, 2004, we had closed on the sale of 56 businesses for $22.6 million in proceeds. As of January 3, 2005, we had closed on or had entered into agreements to sell an additional 12 businesses for about $4.4 million. In total, we have closed on or entered into agreements to sell 68 businesses for approximately $27.0 million and have 11 additional businesses we will continue to market. Certain amounts included in the audited consolidated financial statements related to the remaining businesses we still intended to sell as of January 31, 2005 have been reclassified from amounts presented in our Annual Report on Form 10-K for the year ended October 31, 2004. See Notes 2(r) and 15 to our audited consolidated financial statements included in Item 8 in Exhibit 99.3 to our Current Report on Form 8-K dated April 12, 2005 and filed April 15, 2005 (the “April 15, 2005 Form 8-K”) for additional information.

     On November 19, 2004, we completed the refinancing of our senior secured credit facility with a $125.0 million five-year revolving credit facility and a $100.0 million seven-year Term Loan B. During the first quarter of fiscal year 2005, we will incur a charge for early extinguishment of debt of $2.7 million ($1.8 million after tax, or $.02 per share) to write off the remaining unamortized fees related to the prior agreement. For additional information, see Note 18 to the consolidated financial statements included in Item 8.

     We plan to continue to evaluate our options for deployment of cash flow as opportunities arise. In June 2003, we announced that our Board of Directors approved a stock repurchase program allowing us to invest up to $25.0 million in repurchases of our Class A common stock. In June 2004, our Board of Directors increased the program limit by an additional $3.0 million to $28.0 million. As of January 3, 2005, we had repurchased 3,500,000 shares of our Class A common stock at an average price of $6.35 per share. At current stock prices, stock repurchases, debt reduction and construction of funeral homes on our cemeteries or those of unaffiliated third parties continue to be more attractive uses of our cash flow than acquisitions. However, we believe that growing our organization through acquisitions will continue to be a good business strategy, as we enjoy important synergies and economies of scale from our infrastructure.

     For a discussion of our forecasts for continuing operations in fiscal year 2005 and the principal assumptions underlying the forecasts, see the discussion under the heading “Forward-Looking Statements” below.

Preneed — Backlog, Trust Portfolio and Cash Impact of Sales

Overview

     We sell cemetery property and funeral and cemetery products and services both at the time of need and on a preneed basis. Our revenues in each period are derived primarily from at-need sales, preneed sales delivered out of our backlog during the period (including the accumulated trust fund earnings or build-up in the face value of insurance contracts related to these preneed deliveries), preneed cemetery property sales and other items such as perpetual care trust earnings and finance charges.

     We believe that preneed funeral and cemetery property sales are two of the primary drivers of sustainable long-term growth in the number of families served by our funeral homes and cemeteries. Our preneed funeral service and merchandise sales and preneed cemetery service and merchandise sales are deferred into our backlog while our preneed cemetery property sales are recognized currently in accordance with SFAS No. 66. For a detailed discussion of our revenue recognition policies and how we account for our at-need sales, preneed sales and trust earnings, see Notes 2(k), 2(l), 3(a), and Notes 4 through 7 to the consolidated financial statements included in Item 8.

Backlog

     We estimate that as of October 31, 2004 the future value of our preneed funeral and cemetery services and merchandise backlog represented approximately $2.0 billion of revenue to be recognized in the future as these prepaid products and services are delivered. This represents the face value of the backlog plus the earnings that are projected on the funds held in trust and the estimated build-up in the face value of insurance contracts. It assumes no future preneed sales and assumes maturities each year consistent with our experience, with the majority of existing contracts expected to mature over the next 15 years. As of October 31, 2004, the value of the preneed backlog, excluding any future earnings on the funds held in trust and any build-up in the face value of insurance contracts, but including earnings and losses realized to date on the funds held in trust, was approximately $1.4 billion.

Trust Portfolio

     We maintain three types of trusts and escrow accounts: (1) preneed funeral merchandise and services, (2) preneed cemetery merchandise and services and (3) cemetery perpetual care. Because a portion of the funds we receive from preneed sales are deposited into the trusts and invested in a variety of debt and equity securities and other investments, the performance of the trusts’ investments can affect our current and future revenue streams. From 1991 through 1999, we achieved an overall annual realized return of 8.0 percent to 9.0 percent in our domestic trusts. However, the average realized return on our domestic trusts was 5.8 percent, 6.3 percent, 4.3 percent, 4.8 percent and 2.6 percent for fiscal years 2000, 2001, 2002, 2003 and 2004, respectively. These returns represent interest, dividends and realized capital gains or losses but not unrealized capital gains or losses. We defer recognition of all earnings and losses realized by preneed funeral and cemetery merchandise and services trusts until the underlying products and services are delivered. Consequently, the lower investment returns realized during previous years reduced the trust earnings recognized as revenue in 2004 and will likely do so again in fiscal year 2005. We recognize all earnings and losses realized by our cemetery perpetual care trusts currently, including capital gains and losses in those jurisdictions where capital gains can be withdrawn and used for cemetery maintenance. As a result, depressed stock prices and low returns on fixed-income investments put pressure on perpetual care trust earnings recognized in fiscal year 2004 and may do so again in fiscal year 2005. Because approximately 60 percent of our total trust portfolio is currently invested in a diversified group of equity securities, we would generally expect our portfolio performance to improve if the performance of the overall stock market improves, but we would also expect its performance to deteriorate over time if the overall stock market declines.

     On a quarterly basis, we evaluate the market value of our preneed funeral and cemetery merchandise and services trusts and our cemetery perpetual care trusts. If we determine that an unrealized loss is other than temporary, we adjust the cost basis to the current market value. The other than temporary loss is reflected as a reduction in the value of the trust asset and a corresponding reduction in the related non-controlling interest and deferred revenue liabilities and has no effect on shareholders’ equity. Unrealized gains and losses reflected in the tables in Notes 4, 5 and 6 to the consolidated financial statements included in Item 8 are temporary as the cost basis in these tables have already been adjusted to reflect the other than temporary unrealized losses. Our preneed funeral and cemetery merchandise and services trusts and escrow accounts had other than temporary declines of $76.1 million and $42.5 million, respectively, as of October 31, 2004, from their original cost basis. They had net unrealized depreciation of $5.7 million and $1.6 million, respectively, as of October 31, 2004 resulting from temporary unrealized gains and losses. See Notes 4 and 5 to the consolidated financial statements included in Item 8.

     If the fair market value of the trusts were to decline below the estimated costs to deliver the underlying products and services, we would record a charge to earnings to record a liability for the expected loss on the delivery of contracts in our backlog. Over time, gains and losses realized in the trusts are allocated to underlying preneed contracts and affect the amount of trust earnings to be recorded when we deliver the underlying products or services. Accordingly, if current market conditions do not improve, our revenues, margins, earnings and cash flow would be negatively affected by the reduced revenue we would realize when we deliver the underlying products and services. Our cemetery perpetual care trust accounts had other than temporary declines of $30.5 million as of October 31, 2004, from their original cost basis. They had net unrealized appreciation of $8.0 million as of October 31, 2004 resulting from temporary unrealized gains and losses. See Note 6 to the consolidated financial statements included in Item 8. Unrealized gains and losses in the cemetery perpetual care trusts and escrow accounts do not affect current earnings but unrealized losses could limit the capital gains available to us and could eventually result in lower returns and lower revenues than we have historically achieved from these trusts.

Cash Impact of Preneed Sales

     The impact of preneed sales on near-term cash flow depends primarily on the commissions paid on the sale, the portion of the sale required to be placed into trust and the terms of the particular contract (such as the size of the down payment required and the length of the contract). We generally pay commissions to our preneed sales counselors based on a percentage of the total preneed contract price, but only to the extent cash is paid by the customer. If the initial cash installment paid by the customer is not sufficient to cover the entire commission, the remaining commission is paid from subsequent customer installments. However, because we are required to place a portion of each cash installment paid by the customer into trust, we may be required to use our own cash to cover a portion of the commission due on the installment from the customer. Accordingly, preneed sales are generally cash flow negative initially but become cash flow positive at varying times over the life of the contract, depending upon the trusting requirements and the terms of the particular contract.

     Cash expended for preneed funeral and preneed cemetery services and merchandise sales, principally sales compensation, is capitalized in deferred charges on the balance sheet and amortized and expensed as cost of sales as the contracts are delivered.

Overview of Critical Accounting Policies

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions (see Note 2(b) to the consolidated financial statements included in Item 8). We believe that of our significant accounting policies (discussed in Note 2 to the consolidated financial statements included in Item 8), the following are both most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgment.

Revenue Recognition

     Funeral revenue is recognized when funeral services are performed. Our funeral receivables included in current receivables primarily consist of amounts due for funeral services already performed. We sell price-guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Revenues associated with sales of prearranged funeral contracts, which include accumulated trust earnings and increasing insurance benefits, are deferred until such time that the funeral services are performed (see Note 2(k) to the consolidated financial statements included in Item 8).

     Revenue associated with cemetery merchandise and services is recognized when the service is performed or merchandise is delivered. Revenue associated with preneed cemetery property interment rights is recognized in accordance with the retail land sales provision of SFAS No. 66, “Accounting for the Sales of Real Estate” (SFAS No. 66). Under SFAS No. 66, revenue from constructed cemetery property is not recognized until a minimum percentage (10 percent) of the sales price has been collected. Revenue related to the preneed sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting. Revenue associated with sales of preneed merchandise and services is not recognized until the merchandise is delivered or the services are performed (see Note 2(l) to the consolidated financial statements included in Item 8).

Variable Interest Entities

     In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (“FIN 46R”).

     We implemented FIN 46R as of April 30, 2004, which resulted in the consolidation of our preneed funeral and cemetery merchandise and services trusts and our cemetery perpetual care trusts. This implementation was as of April 30, 2004 and only affected our consolidated balance sheet and had no impact on our second quarter 2004 results of operations or cash flows. In subsequent periods, the implementation of FIN 46R, as it relates to the consolidation of trusts, affects classifications within the balance sheet, statement of earnings and statement of cash flows, but has no effect on shareholders’ equity, net cash flow or the recognition and reporting of revenues or net earnings. For a more detailed discussion of our accounting policies after the implementation of FIN 46R, see Notes 3(a) and 4 through 7 to the consolidated financial statements included in Item 8.

Allowance for Doubtful Accounts

     Management must make estimates of the uncollectibility of our accounts receivable. We establish a reserve for uncollectible installment contracts and trade accounts based on a range of percentages applied to accounts receivable aging categories. These percentages are based on an analysis of historical collection and write-off experience. These estimates are impacted by a number of factors, including changes in the economy and demographic or competitive changes in our areas of operation. If circumstances change, our estimates of the recoverability of amounts due to us could change by a material amount.

Depreciation of Long-Lived Assets

     Buildings and equipment are recorded at cost and are depreciated over their estimated useful lives, ranging from 10 to 40 years and from 3 to 10 years, respectively, primarily using the straight-line method. These estimates of the useful lives may be affected by such factors as changes in regulatory requirements or changing market conditions.

Valuation of Long-Lived Assets

     We review for continued appropriateness the carrying value of our long-lived assets whenever events or circumstances indicate a potential impairment. This review is based on our projections of anticipated undiscounted future cash flows. If indicators of impairment were present, we would evaluate the undiscounted future cash flows estimated to be generated by those assets compared to the carrying amount of those assets. The net carrying value of assets not recoverable would be reduced to fair value. While we believe that our estimates of undiscounted future cash flows are reasonable, different assumptions regarding such cash flows and comparable sales values could materially affect our evaluations.

     In the fourth quarter of 2003, we identified a number of small businesses to close or sell in fiscal year 2004. Based on our review of the carrying amount of these businesses compared to their fair value, we recorded a noncash charge of $34.3 million related to the impairment of these long-lived assets. Of this amount, $19.0 million was included in continuing operations and $15.3 million was included in discontinued operations in the 2003 consolidated statement of earnings. Fair value was established based on our best estimate and is subject to revision in future periods as properties are actually sold or closed. For fiscal year 2004, we evaluated our long-lived assets, recorded impairment charges of $.4 million and sold several assets that we held for sale at a net gain of $1.0 million. The net effect was that we reported gains on dispositions, net of impairment losses, of $.6 million in continuing operations. We also recorded gains on dispositions, net of impairment losses, of $1.4 million in discontinued operations. See Note 15 to the consolidated financial statements included in Item 8.

Valuation of Goodwill

     In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” Our evaluation of goodwill for our operations is performed at the funeral and cemetery segment levels, which constitute our reporting units. With the adoption of SFAS No. 142, goodwill of a reporting unit must be tested for impairment on at least an annual basis. We conduct our annual goodwill impairment analysis during the fourth quarter of each fiscal year. Impairment losses are recognized when the estimated fair value of goodwill associated with all of our cemeteries or funeral homes is less than their respective carrying values. We performed our annual goodwill impairment review during the fourth quarter of fiscal year 2004 and concluded that no goodwill impairment charges were necessary. As a result of our annual goodwill impairment review performed during the fourth quarter of fiscal year 2003, a noncash goodwill impairment charge of $73.0 million related to the cemetery segment was recorded during the fourth quarter of fiscal year 2003. The tax benefit in 2003 of $6.1 million associated with SFAS No. 142 relates to properties that have generated tax-deductible goodwill. According to SFAS No. 109, deferred taxes are not recorded on properties that do not generate goodwill amortization for tax purposes. See Note 2(h) and Note 17 to the consolidated financial statements included in Item 8 for a discussion of SFAS No. 142 and its impact on our financial condition and results of operations.

     In addition to an annual review, we assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may be greater than fair value. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of our assets or the strategy for our overall business and significant negative industry or economic trends.

     When we determine that the carrying value of goodwill may be greater than fair value, we measure any impairment based on our estimates of current fair value compared to the carrying value of the assets. If these estimates or their related assumptions change in the future, we may be required to record further impairment charges for these assets. Goodwill amounted to $404.2 million and $404.5 million as of October 31, 2004 and 2003, respectively.

Accounting for Income Taxes

     As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from the different treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we include an expense within the tax provision in the statement of earnings.

     In the fourth quarter of 2003, we recorded an impairment of long-lived assets. Based on our assessment that it was not likely we would be able to realize the full $18.1 million in tax benefits associated with the potential losses generated from the impairment, we determined that a $14.0 million valuation allowance was appropriate. The $14.0 million valuation allowance was required because we anticipated the majority of sales would generate capital losses due to the expected nature of the sales transactions. We believed we would likely not generate sufficient capital gains over the relevant time period against which we could offset these future capital losses given the existing capital loss carryforwards we already have available to us. Sales completed in 2004 generated primarily ordinary losses based on the type of sale transaction (asset sale). A tax benefit was recorded in 2004 for these sales. Upon completion of the asset sales, the entire book basis was removed, but there remained a tax basis in the stock of the unliquidated subsidiary. Therefore, we have recorded a full valuation allowance against the associated tax benefit of the remaining tax basis in these subsidiaries because it is not likely that we will realize a tax benefit upon the liquidation of the subsidiaries. A small amount of capital losses were also realized in 2004, and a benefit was recorded since there were sufficient capital gains in the current year available to offset these losses. Accordingly, the valuation allowance as of October 31, 2004 was reduced to $9.6 million. See Note 21 to the consolidated financial statements included in Item 8. Based on estimates of taxable income in each jurisdiction in which we operate and the period over which deferred tax assets will be recoverable, we have not recorded a valuation allowance as of October 31, 2004 except as described above relating to long-lived asset impairments.

     Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change our allowance, which could materially impact our financial condition and results of operations.

Insurance Loss Reserves

     We purchase comprehensive general liability, automobile liability and workers compensation insurance coverages structured within a large deductible/self-insured retention premium rating program. This program results in us being primarily self-insured for claims and associated costs and losses covered by these policies. Historical insurance industry experience indicates some degree of inherent variability in assessing the ultimate amount of losses associated with the types of claims covered by the program. This is especially true due to the extended period of time that transpires between when the claim might occur and the full settlement of such claim, often many years. We continually evaluate loss estimates associated with claims and losses (that fall below our deductible/self-insured retention level) related to these insurance coverages with information obtained by our primary insurer.

     With respect to health insurance, we purchase individual and aggregate stop loss coverage with a large deductible. This program results in the Company being primarily self-insured for claims and associated costs up to the amount of the deductible, with claims in excess of the deductible amount being covered by insurance. Expected claims are based on actuarial estimates; actual claims may differ from those estimates. We continually evaluate our claims experience related to this coverage with information obtained by our insurer.

     Assumptions used in preparing these estimates are based on factors such as claim settlement patterns, claim development trends, claim frequency and severity patterns, inflationary trends and data reasonableness. Together these factors will generally affect the analysis and determination of the “best estimate” of the projected ultimate claim losses. The results of these evaluations are used to both analyze and adjust our insurance loss reserves.

     The estimated reserves on the uninsured legal and employment-related claims are established by management based upon the recommendations of professionals who perform a review of known claims. These reserves include the estimated settlement costs. Although management believes estimated reserves related to uninsured claims are adequately recorded, it is possible that actual results could significantly differ from the recorded reserves.

Results of Operations

Year Ended October 31, 2004 Compared to Year Ended October 31, 2003—Continuing Operations

Funeral Segment

	Year Ended
	October 31,		Increase
	2004	2003	(Decrease)
	(In millions)
Total Funeral Revenue	$280.1	$280.3	$(.2)
Total Funeral Costs	201.8	210.2	(8.4)

Total Funeral Gross Profit	$78.3	$70.1	$8.2

     Funeral revenue from continuing operations decreased $.2 million for the year ended October 31, 2004, compared to the corresponding period in 2003. Our same-store businesses achieved a 3.6 percent increase in the average revenue per traditional funeral service and a 4.9 percent increase in the average revenue per cremation service. The increase was partially offset by a reduction in trust earnings recognized upon the delivery of preneed funerals, resulting from lower investment returns realized in our preneed funeral trusts during previous years, and by an increase in the proportion of non-traditional funerals, including cremations. This resulted in an overall 1.3 percent increase in the average revenue per funeral service for our same-store businesses. That increase was offset by a 1.0 percent decline in the number of funeral services performed by our same-store businesses, or 633 events out of the 60,792 total same-store events performed. We believe a number of factors contributed to the increases in our average revenue per traditional and cremation service. We believe the primary factors were normal inflationary price increases, more effective merchandising and packaging, our focus on training, customized funeral planning and personalization and a new program for arranger incentives.

     Funeral gross profit margin from continuing operations increased from 25.0 percent in the year ended October 31, 2003 to 28.0 percent in the year ended October 31, 2004. This improvement was due primarily to reduced general and administrative costs in the funeral segment resulting from our cost reduction initiatives as discussed in “Business Strategy” included in Item 1. Although we intend to continue to control costs, we do not expect further significant cost cuts, and therefore we expect our funeral gross profit margin from continuing operations to stabilize in fiscal year 2005 (see “Forward-Looking Statements” and “Cautionary Statements”). The cremation rate for our same-store operations was 36.6 percent for the year ended October 31, 2004 compared to 35.9 percent for the year ended October 31, 2003.

Cemetery Segment

	Year Ended
	October 31,
	2004	2003	Increase
	(In millions)
Total Cemetery Revenue	$236.8	$223.4	$13.4
Total Cemetery Costs	180.3	173.7	6.6

Total Cemetery Gross Profit	$56.5	$49.7	$6.8

     Cemetery revenue from continuing operations increased $13.4 million, or 6.0 percent, for the year ended October 31, 2004, compared to the corresponding period in 2003, primarily due to an increase in cemetery property sales, construction during the year on various cemetery development projects and an improvement in our bad debt experience. Our sales organization has been very successful with our preneed cemetery property sales initiative. Cemetery property sales increased 9.1 percent for the year ended October 31, 2004 compared to the year ended October 31, 2003, which was in line with our stated goal of 5 percent to 10 percent. This increase in cemetery property sales accounted for approximately half of the cemetery revenue increase with the remaining increase due primarily to progress on the construction of various cemetery property sold prior to construction and the improvement in our bad debt experience. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

     We experienced an annualized average return, excluding unrealized gains and losses, of 3.1 percent in our perpetual care trusts for the year ended October 31, 2004 resulting in revenue of $6.4 million, compared to 4.2 percent for the corresponding period in 2003 resulting in revenue of $7.9 million.

     Cemetery gross profit margin from continuing operations increased from 22.2 percent in the year ended October 31, 2003 to 23.9 percent in the year ended October 31, 2004. This improvement resulted from increased cemetery revenue as discussed above, combined with reduced general and administrative costs in the cemetery segment resulting primarily from our cost reduction initiatives as discussed in “Business Strategy” included in Item 1. Although we intend to continue to control costs, we do not expect further significant cost cuts, and therefore we expect our cemetery gross profit margin from continuing operations to stabilize in fiscal year 2005 (see “Forward-Looking Statements” and “Cautionary Statements”).

Discontinued Operations

     In accordance with SFAS No. 144, we review our long-lived assets for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In December 2003, we announced plans to close or sell a number of small businesses, primarily small funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. The operating results of those businesses that met the discontinued operations criteria in SFAS No. 144 are reported in the discontinued operations section of the consolidated statements of earnings. We determined that the carrying value of these businesses exceeded their fair market value and recorded a noncash impairment charge in the fourth quarter of fiscal year 2003. Fair value was established based on our best estimate and is subject to revision in future periods as properties are actually closed or sold. Included in discontinued operations for the year ended October 31, 2004 were gains on dispositions, net of impairment losses, of approximately $1.4 million compared to an impairment of $15.3 million that was recognized for the year ended October 31, 2003. Revenues for fiscal year 2004 were $11.6 million compared to $18.3 million in fiscal year 2003. The effective tax rate for our discontinued operations for the year ended October 31, 2004 was a 26.6 percent benefit compared to an 8.4 percent benefit for the same period in 2003. A benefit was recorded for the discontinued operations in fiscal year 2004 because we determined that certain tax benefits on asset sales would be realized. Certain amounts included in the audited consolidated financial statements related to the remaining businesses we still intended to sell as of January 31, 2005 have been reclassified from amounts presented in our Annual Report on Form 10-K for the year ended October 31, 2004. See Notes 2(r) and 15 to our audited consolidated financial statements included in Exhibit 99.3 to the April 15, 2005 Form 8-K.

Other

     Corporate general and administrative expenses for the year ended October 31, 2004 decreased $.6 million compared to the same period in 2003 primarily due to decreases in salaries and legal fees.

     In accordance with SFAS No. 142, we performed our annual goodwill impairment review during the fourth quarters of fiscal years 2004 and 2003. Our evaluation of goodwill is performed at the funeral and cemetery segments, which constitute our reporting units. There was no impairment charge during 2004 related to goodwill. A noncash goodwill impairment charge of $73.0 million related to our cemetery segment was recorded during the fourth quarter of fiscal year 2003. For additional information on goodwill, see Notes 2(h) and 17 to the consolidated financial statements included in Item 8.

     In December 2003, we announced a reduction and restructuring of our workforce. We recorded $2.4 million in related charges during the year ended October 31, 2004. We also recorded charges of $1.0 million and $2.5 million for the years ended October 31, 2004 and 2003, respectively, for separation pay related to former executive officers. The charges relating to the workforce reduction and the separation pay to former executive officers are presented in the “Separation charges” line item in the consolidated statements of earnings.

     During the fourth quarter of fiscal year 2003, we identified a number of small businesses to close or sell, mostly funeral homes, and determined that their carrying value exceeded their fair values. In accordance with SFAS No. 144, we recorded a noncash impairment charge of $34.3 million during the fourth quarter of fiscal year 2003, of which $19.0 million was included in continuing operations and $15.3 million was included in discontinued operations in the 2003 consolidated statement of earnings. For fiscal year 2004, we evaluated our long-lived assets, recorded impairment charges of $.4 million and sold several assets that we held for sale at a net gain of $1.0 million. The net effect was that we reported gains on dispositions, net of impairment losses, of $.6 million in continuing operations. For additional information, see Note 15 to the consolidated financial statements included in Item 8. The charge is presented in the “Gains on dispositions and impairment (losses), net” line item in the consolidated statement of earnings.

     Total depreciation and amortization was $52.8 million for the year ended October 31, 2004 compared to $53.7 million for the same period in 2003. Depreciation and amortization from continuing operations was $52.3 million for the year ended October 31, 2004 compared to $52.2 million for the same period in 2003.

     Interest expense decreased $6.2 million to $47.3 million for the year ended October 31, 2004 compared to $53.5 million for the same period in 2003 due to a $79.5 million decrease in average debt outstanding, partially offset by a 32 basis-point increase in the average interest rate.

     On May 1, 2003, we exercised our right to redeem our outstanding $99.9 million Remarketable Or Redeemable Securities (“ROARS”) rather than allowing them to be remarketed and recorded a loss on early extinguishment of debt of $11.3 million in fiscal year 2003.

     Other operating income, net, was $2.1 million for the years ended October 31, 2004 and 2003 and primarily included net gains on the sale of assets which were not included in our businesses classified as held for sale.

     Investment and other income (expense), net, decreased $1.4 million to an expense of $.9 million for the year ended October 31, 2004, primarily due to a write-down of certain marketable securities during the first quarter of 2004, which had market value losses that were deemed to be other than temporary.

     The effective tax rate for our continuing operations for the year ended October 31, 2004 was 36.7 percent compared to 9.6 percent for the year ended October 31, 2003. The 2003 effective tax rate was lower than the 2004 effective tax rate due to the $73.0 million goodwill impairment charge, of which a significant portion was non-deductible for tax purposes.

     As of October 31, 2004 and January 3, 2005, our outstanding debt totaled $416.8 million and $413.0 million, respectively. Of the total debt outstanding as of October 31, 2004, including the portion subject to the interest rate swap agreement in effect as of October 31, 2004, approximately 85 percent was subject to fixed rates averaging 10.1 percent, and 15 percent was subject to short-term variable rates averaging approximately 4.0 percent. In order to hedge a portion of the interest rate risk associated with our variable-rate debt, effective March 11, 2002, we entered into two interest rate swap agreements, each involving a notional amount of $50.0 million. One of the agreements expired on March 11, 2004, and the other expires on March 11, 2005. As of October 31, 2004, the effective rate of the debt hedged by the remaining interest rate swap was 6.765 percent. On November 19, 2004, we completed the refinancing of our senior secured credit facility. No amounts under the new senior secured credit facility are hedged by the remaining interest rate swap. See Note 18 to the consolidated financial statements included in Item 8 for additional information.

Preneed Sales into and Deliveries out of the Backlog

     In the third quarter of fiscal year 2003, we increased our focus on preneed sales as part of our operating initiatives, and that effort helped us achieve a 9.4 percent increase in preneed funeral sales for the year ended October 31, 2004 compared to the same period in 2003.

     The revenues from our preneed funeral and cemetery merchandise and service sales are deferred into our backlog and are not included in our operating results presented above. We added $166.1 million in preneed sales to our funeral and cemetery merchandise and services backlog (including $67.3 million related to insurance-funded preneed funeral contracts) during the year ended October 31, 2004 to be recognized in the future (net of cancellations) as these prepaid products and services are delivered, compared to $160.6 million (including $65.5 million related to insurance-funded preneed funeral contracts) for the corresponding period in 2003. Deliveries out of our preneed funeral and cemetery merchandise and services backlog, including accumulated trust earnings related to these preneed deliveries, amounted to $170.3 million for the year ended October 31, 2004, compared to $173.8 million for the corresponding period in 2003, resulting in net reductions in the backlog of $4.2 million and $13.2 million for the years ended October 31, 2004 and 2003, respectively.

Year Ended October 31, 2003 Compared to Year Ended October 31, 2002—Continuing Operations

Funeral Segment

	Year Ended
	October 31,		Increase
	2003	2002	(Decrease)
	(In millions)
Domestic Operations
Funeral Revenue	$280.3	$286.1	$(5.8)
Funeral Costs	210.2	205.8	4.4

Funeral Gross Profit	$70.1	$80.3	$(10.2)

	Year Ended
	October 31,		Increase
	2003	2002	(Decrease)
	(In millions)
Foreign Operations
Funeral Revenue	$—	$39.1	$(39.1)
Funeral Costs	—	33.0	(33.0)

Funeral Gross Profit	$—	$6.1	$(6.1)

Total Funeral Revenue	$280.3	$325.2	$(44.9)
Total Funeral Costs	210.2	238.8	(28.6)

Total Funeral Gross Profit	$70.1	$86.4	$(16.3)

     Funeral revenue from continuing operations decreased $44.9 million for the year ended October 31, 2003 compared to the corresponding period in 2002 primarily due to a decrease in revenue resulting from the completion of the sale of our foreign operations in 2002. The decline is also due to a reduction in the number of domestic funeral services performed coupled with a reduction in trust earnings recognized upon the delivery of preneed funerals. The reduction in trust earnings resulted from lower investment returns realized in our preneed funeral trust funds during previous years.

     We experienced a 2.6 percent decline (1,596 events) in the number of funeral services performed by our same- store businesses, partially offset by a 1.3 percent increase in the average revenue per funeral service performed by these businesses. We track our at-need sales by market and regularly compare our performance with data from a variety of sources to gauge changes in market share. Our analysis of this data indicates to us that approximately 75 percent of the decline in the number of funeral services performed was due to a decline in the number of deaths in our markets for fiscal year 2003 and approximately 25 percent of the decline was due to a loss in market share.

     Funeral gross profit margin from domestic continuing operations decreased from 28.1 percent for the year ended October 31, 2002 to 25.0 percent for the corresponding period in 2003. The decline is primarily due to an increase in insurance costs coupled with the reduction in funeral revenue as discussed above. The cremation rate for our same-store operations was 35.9 percent for the year ended October 31, 2003 compared to 35.1 percent for the corresponding period in 2002.

Cemetery Segment

	Year Ended
	October 31,		Increase
	2003	2002	(Decrease)
	(In millions)
Domestic Operations
Cemetery Revenue	$223.4	$232.5	$(9.1)
Cemetery Costs	173.7	175.0	(1.3)

Cemetery Gross Profit	$49.7	$57.5	$(7.8)

Foreign Operations
Cemetery Revenue	$—	$3.4	$(3.4)
Cemetery Costs	—	4.3	(4.3)

Cemetery Gross Profit	$—	$(.9)	$.9

Total Cemetery Revenue	$223.4	$235.9	$(12.5)
Total Cemetery Costs	173.7	179.3	(5.6)

Total Cemetery Gross Profit	$49.7	$56.6	$(6.9)

     Cemetery revenue from continuing operations decreased $12.5 million, or 5.3 percent, for the year ended October 31, 2003, compared to the corresponding period in 2002 primarily due to a decline in merchandise deliveries, reduced perpetual care trust earnings and the completion of the sale of our foreign operations in 2002.

     We believe the decline in merchandise deliveries during the year ended October 31, 2003 is due primarily to the fact that the merchandise delivered during fiscal year 2003 had a lower average value than the merchandise delivered during the comparable period in 2002. The decline in merchandise deliveries during fiscal year 2003 is also due in part to the decrease in the number of deaths in our markets in recent prior periods. Cemetery merchandise revenue is not recognized until the merchandise is delivered and installed. Typically, installation of cemetery merchandise occurs several months after the burial occurs. Thus, a decline in the number of deaths in one quarter can cause a decline in cemetery merchandise deliveries in subsequent quarters.

     We experienced an annualized average return, excluding unrealized gains and losses, of 4.2 percent in our perpetual care trusts for the year ended October 31, 2003 resulting in revenue of $7.9 million, compared to 6.0 percent for the corresponding period in 2002 resulting in revenue of $11.3 million.

     Cemetery gross profit margin from domestic continuing operations decreased from 24.7 percent for the year ended October 31, 2002 to 22.2 percent for the corresponding period in 2003. The decline is due to increased insurance costs coupled with the reduction in cemetery revenue as discussed above.

Discontinued Operations

     In accordance with SFAS No. 144, we review our long-lived assets for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In December 2003, we announced plans to close or sell a number of small businesses, primarily small funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. The operating results of those businesses that met the discontinued operations criteria in SFAS No. 144 are reported in the discontinued operations section of the consolidated statements of earnings. We had determined that the carrying value of these businesses exceeded their fair market value and recorded a noncash impairment charge in the fourth quarter of fiscal year 2003 of $34.3 million related to the impairment of these long-lived assets, of which $19.0 million is included in continuing operations and $15.3 million is included in discontinued operations in the 2003 consolidated statement of earnings. Fair value was established based on our best estimate and is subject to revision in future periods as properties are actually closed or sold. Revenues for fiscal year 2003 were $18.3 million compared to $20.2 million in fiscal year 2002. Certain amounts included in the audited consolidated financial statements related to the remaining businesses we still intended to sell as of January 31, 2005 have been reclassified from amounts presented in our Annual Report on Form 10-K for the year ended October 31, 2004. See Notes 2(r) and 15 to our audited consolidated financial statements included in Exhibit 99.3 to the April 15, 2005 Form 8-K. The charge related to continuing operations is presented in the “Gains on dispositions and impairment (losses), net” line item in the consolidated statement of earnings.

Other

     Primarily as a result of the significant devaluation of the Argentine peso and the depressed economic conditions in Argentina, we re-evaluated the expected loss on the disposition of the assets held for sale and recorded a noncash charge of $18.5 million in fiscal year 2002, which is reflected in the “Gains on dispositions and impairment (losses), net” line item in the 2002 consolidated statement of earnings.

     In accordance with SFAS No. 142, we performed our annual goodwill impairment review during the fourth quarter of fiscal year 2003. Our evaluation of goodwill is performed at the funeral and cemetery segments, which constitute our reporting units. As a result, a noncash goodwill impairment charge of $73.0 million related to the cemetery segment was recorded during the fourth quarter of fiscal year 2003. In calculating the goodwill impairment charge, the fair value of the funeral and cemetery segments was determined with assistance from an independent valuation advisor using a combination of the comparable company approach and discounted cash flow valuation methodology. For additional information on goodwill, see Notes 2(h) and 17 to the consolidated financial statements included in Item 8.

     We recorded charges of $2.5 million for the year ended October 31, 2003 for separation pay related to former executive officers. These charges are presented in the “Separation charges” line item in the consolidated statements of earnings.

     Corporate general and administrative expenses for the year ended October 31, 2003 increased $.4 million compared to the same period in 2002. The increase is due to increased legal fees and increased expenses related to the Stewart Enterprises, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP, which became effective April 30, 2002, provides retirement benefits to certain executive officers that are intended to supplement the benefits available under our 401(k) Plan and in part replace other benefits previously available under the executive officers’ employment agreements.

     Depreciation and amortization was $53.7 million for the year ended October 31, 2003 compared to $56.2 million for the same period in 2002. The decrease is due to the sale of our remaining foreign operations in fiscal year 2002.

     Interest expense decreased $8.8 million to $53.5 million for the year ended October 31, 2003 compared to $62.3 million for the same period in 2002. The decrease is due to a $113.2 million decrease in the average debt outstanding during the fiscal year ended October 31, 2003, partially offset by an approximate 30 basis point increase in our average interest rate.

     Other operating income, net, decreased from $2.5 million for the year ended October 31, 2002 to $2.1 million in the year ended October 31, 2003 and includes net gains on the sale of assets which were not included in our businesses classified as held for sale.

     Investment and other income, net, was $.5 million for the year ended October 31, 2003.

     The effective tax rate for our continuing operations for the year ended October 31, 2003 was 9.6 percent compared to 35.3 percent for the year ended October 31, 2002. The 2003 effective tax rate was lower than the 2002 effective tax rate due to the $73.0 million goodwill impairment charge, of which a significant portion was non-deductible for tax purposes.

     As of October 31, 2003, our outstanding debt totaled $502.1 million. On May 1, 2003, we exercised our right to redeem our outstanding $99.9 million ROARS rather than allowing them to be remarketed and recorded a loss on early extinguishment of debt of $11.3 million. In order to redeem the ROARS, we used $50.0 million of additional Term Loan B financing and $50.0 million from our revolving credit facility. For additional information, see Note 18 to the consolidated financial statements included in Item 8. Of the total amount of debt outstanding, including the portion subject to the interest rate swap agreements in effect as of October 31, 2003, approximately 81 percent was fixed-rate debt, with the remaining 19 percent subject to short-term variable interest rates averaging approximately 4.0 percent.

     In order to hedge a portion of the interest rate risk associated with our variable-rate debt, effective March 11, 2002, we entered into two interest rate swap agreements, expiring on March 11, 2004 and March 11, 2005, each involving a notional amount of $50.0 million. The agreements effectively convert variable-rate debt bearing interest based on three-month LIBOR plus the applicable margin specified under our senior secured credit facility to fixed-rate debt bearing interest at the fixed swap rate plus such applicable margin. As of October 31, 2003, the effective rate of the debt hedged by the interest rate swaps was 7.025 percent and 7.64 percent on each $50.0 million swapped.

Preneed Sales and Deliveries

     The revenues from our preneed funeral and cemetery merchandise and service sales are deferred into our backlog and are not included in our operating results above. We added $160.6 million in preneed sales to our funeral and cemetery merchandise and services backlog during the year ended October 31, 2003 to be recognized in the future, net of cancellations, as these prepaid products and services are delivered, compared to $168.5 million for the corresponding period in 2002. Deliveries out of our preneed funeral and cemetery merchandise and services backlog, including accumulated trust fund earnings related to these preneed deliveries, amounted to $173.8 million for the year ended October 31, 2003, compared to $179.5 million for the year ended October 31, 2002 resulting in net reductions in the backlog of $13.2 million and $11.0 million for the years ended October 31, 2003 and 2002, respectively.

Liquidity and Capital Resources

Cash Flow

     Our operations provided cash of $93.6 million for the year ended October 31, 2004 compared to $69.8 million for the comparable period in 2003. The 2004 amount included a $33.2 million tax refund received during the first quarter of 2004 resulting from a change in tax accounting methods for cemetery merchandise revenue and a cash outflow of $2.1 million for separation pay. The 2003 amount included a $23.3 million tax refund received related to the sale of our foreign operations and a cash outflow of $.4 million for separation pay. The increase in operating cash flow was also due in part to the increase in earnings.

     Our investing activities resulted in a net cash inflow of $.5 million for the year ended October 31, 2004, compared to a net cash outflow of $15.4 million for fiscal year 2003. The change was primarily due to $19.8 million in proceeds from asset sales in fiscal year 2004 compared to $2.3 million in fiscal year 2003.

     Our financing activities resulted in a net cash outflow of $91.3 million for the year ended October 31, 2004, compared to a net cash outflow of $64.1 million for the comparable period in 2003. The change was due primarily to repayments of long-term debt of $85.3 million in fiscal year 2004 compared to net repayments of $48.2 million ($203.2 million in repayments, net of $155.0 million in proceeds) in fiscal year 2003. We used the $33.2 million tax refund included in operating cash flow to reduce our outstanding Term Loan B in the first quarter of fiscal year 2004. The $155.0 million in proceeds from long-term debt received in 2003 and the $12.7 million paid in 2003 to avoid a remarketing right were incurred in connection with the redemption of our $99.9 million Remarketable Or Redeemable Securities. We also used $19.3 million in fiscal year 2004 compared to $3.0 million in fiscal year 2003 to repurchase stock under our stock repurchase program.

Contractual Obligations and Commercial Commitments

     On November 19, 2004, we refinanced our senior secured credit facility with an amended and restated $225.0 million senior secured credit facility. The new facility consists of a five-year $125 million revolving credit facility and a seven-year $100 million Term Loan B. As a result of the refinancing, the leverage-based grid pricing for the interest rate on our revolving credit facility was reduced to LIBOR plus 150.0 basis points at closing, representing a 50 basis-point reduction, and the interest rate on our Term Loan B was reduced to LIBOR plus 175.0 basis points, which is 75 basis points below the prior agreement. The new facility has substantially the same collateral and guarantees as the prior agreement and is subject to similar but somewhat less restrictive financial and other covenants. The Term Loan B matures on November 19, 2011 with 94 percent of the principal due in 2011, and the revolving credit facility matures on November 19, 2009, although they both will terminate six months prior to the maturity date of our 10.75 percent senior subordinated notes due July 1, 2008 unless at least 75 percent of the principal amount of those notes are refinanced prior to that time. During the first quarter of fiscal year 2005, we will incur a charge for early extinguishment of debt of $2.7 million ($1.8 million after tax, or $.02 per share) to write off the remaining fees on the prior facility. The fees incurred for the new facility will be approximately $1.7 million and will be amortized over the life of the new debt. For additional information on the refinancing, see Note 18 to the consolidated financial statements included in Item 8.

     As of October 31, 2004 and January 3, 2005, our outstanding debt balance totaled $416.8 million and $413.0 million, respectively. The following table details our known future cash payments (in millions) related to various contractual obligations as of October 31, 2004.

	Payments Due by Period
		Fiscal Year	Fiscal Years	Fiscal Years
Contractual Obligations	Total	2005	2006 - 2007	2008 – 2009	Thereafter
Current maturities of long-term debt (1)	$1.7	$1.7	$—	$—	$—
Long-term debt (1)	415.1	113.0	1.3	300.2	.6
Operating lease agreements (2)	39.0	4.7	7.9	6.8	19.6
Non-competition and other agreements (3)	10.3	4.2	4.0	1.5	.6

	$466.1	$123.6	$13.2	$308.5	$20.8

(1)	As described above, on November 19, 2004, we refinanced our senior secured credit facility with a five-year $125 million revolving credit facility and a seven-year $100 million Term Loan B. As of October 31, 2004, our revolving credit facility was set to mature in June of 2005, and our Term Loan B debt was set to mature in October of 2005. Thus in the October 31, 2004 balance sheet, these amounts have been classified as long-term debt but are shown in the table above with their maturities occurring in fiscal year 2005, as they were as of October 31, 2004. See below for a breakdown of our future scheduled principal payments and maturities of long-term debt by type as of January 3, 2005.

(2)	Our noncancellable operating leases are primarily for land and buildings and expire over the next 1 to 15 years, except for six leases that expire between 2032 and 2039. Our future minimum lease payments as of October 31, 2004 were $4.7 million, $4.2 million, $3.7 million, $2.9 million, $3.9 million and $19.6 million for the years ending October 31, 2005, 2006, 2007, 2008, 2009 and later years, respectively.

(3)	We have entered into non-competition agreements with prior owners and key employees of acquired subsidiaries that expire at various times through 2012. During fiscal year 2001, we decided to relieve some of the prior owners and key employees of their obligations not to compete; however, we will continue to make the payments in accordance with the contract terms. This category also includes separation pay related to three former executive officers.

     We expect to be able to reduce our debt with approximately $12 million of remaining income tax benefits related to the sale of our foreign operations which we expect to receive by the end of fiscal year 2007.

     As of October 31, 2004, our revolving credit facility was set to mature in June of 2005, and our Term Loan B debt was set to mature in October of 2005. As described above, on November 19, 2004, we refinanced our senior secured credit facility with a five-year $125 million revolving credit facility and a seven-year $100 million Term Loan B. The following table details our future payments and maturities of long-term debt as of January 3, 2005.

				Other,
				Principally
				Seller
Fiscal	Revolving		Senior	Financing of
Year Ending	Credit	Term	Subordinated	Acquired
October 31,	Facility	Loan B	Notes	Operations	Total
2005	$—	$1.0	$—	$.9	$1.9
2006	—	1.0	—	.8	1.8
2007	—	1.0	—	.5	1.5
2008	—	1.0	300.0	.2	301.2
2009	—	1.0	—	—	1.0
Thereafter	10.0	95.0	—	.6	105.6

Total long-term debt	$10.0	$100.0	$300.0	$3.0	$413.0

     We also had $15.0 million of outstanding letters of credit as of October 31, 2004, and we are required to maintain a bond to guarantee our obligations relating to funds we withdrew from our preneed funeral trusts in Florida. We substituted a bond to guarantee performance under certain preneed funeral contracts and agreed to maintain unused credit facilities in an amount that will equal or exceed the bond amount. As of October 31, 2004, the balance of the Florida bond was $41.1 million. We believe that cash flow from operations will be sufficient to cover our estimated cost of providing the related prearranged services and products in the future.

     As of October 31, 2004, there was $59.0 million drawn on our $175.0 million revolving credit facility. As of January 3, 2005, there was $10.0 million drawn on our new $125.0 million revolving credit facility. As of October 31, 2004 and January 3, 2005, our availability under the revolving credit facility, after giving consideration to the aforementioned letters of credit and bond obligation, was $60.0 million and $58.3 million, respectively.

     The first call date on our senior subordinated notes is in July 2005 at a price of 105.375 percent of the notes’ principal amount. If we call these notes at that time, we would record a charge of early extinguishment of debt of approximately $20.2 million including the call premium of $16.1 million and write-off of the unamortized fees of $4.1 million. As the senior subordinated notes represent over 70 percent of our total debt outstanding, the call right may present a significant opportunity to refinance this debt at more attractive interest rates. We may also decide to tender for these notes prior to their call date, and if we do so, we could pay a premium larger than the call premium. Additionally, the write-off of the unamortized fees would be higher, and we would incur significant transaction expenses. Our ability to refinance our senior subordinated notes will depend primarily on the condition of U.S. financial markets and our credit profile at the time of refinancing. Because we have limited control over our credit profile and no control over the condition of financial markets, there is a risk that we will not be able to successfully refinance this debt.

Capital Expenditures

     For fiscal year 2004, capital expenditures amounted to $20.4 million, which included $18.6 million for maintenance capital expenditures and $1.8 million for new growth initiatives. For fiscal year 2005, we anticipate maintenance capital expenditures to be in the range of $16 million to $18 million and new growth initiatives of up to $10 million, including the construction of the Los Angeles funeral homes. We have no material commitments for capital expenditures in fiscal year 2005 other than approximately $6 million related to the Archdiocese of Los Angeles funeral homes.

Off-Balance Sheet Arrangements

     Our off-balance sheet arrangements as of October 31, 2004 consist of the following two items:

(1)	the $41.1 million bond we are required to maintain to guarantee our obligations relating to funds we withdrew from our preneed funeral trusts in Florida, which is discussed in Note 23 to the consolidated financial statements included in Item 8; and

(2)	the insurance-funded preneed funeral contracts, which will be funded by life insurance or annuity contracts issued by third-party insurers, are not reflected in our consolidated balance sheets, and are discussed in Notes 3 and 4 to the consolidated financial statements included in Item 8.

Ratio of Earnings to Fixed Charges

     Our ratio of earnings to fixed charges was as follows:

Years ended October 31,
2004	2003		2002		2001		2000

2.38 (1)	—	(2)	1.73	(3)	—	(4)(5)	2.54

(1)	Pretax earnings for fiscal year 2004 include charges of $3.4 million for severance and other costs relating to the workforce reductions announced in December 2003 and separation payments to a former executive officer and $.6 million in gains on dispositions, net of impairment losses.

(2)	Pretax earnings for fiscal year 2003 include a charge of $11.3 million for the loss on early extinguishment of debt in connection with redemption of the ROARS, a noncash charge of $73.0 million for goodwill impairment, a noncash charge of $19.0 million for long-lived asset impairment and a charge of $2.5 million for separation payments to former executive officers. As a result of these charges, our earnings for the fiscal year ended October 31, 2003 were insufficient to cover our fixed charges, and an additional $54.8 million in pretax earnings would have been required to eliminate the coverage deficiency.

(3)	Pretax earnings for fiscal year 2002 include a noncash charge of $18.5 million in connection with the write-down of assets held for sale.

(4)	Excludes the cumulative effect of change in accounting principles.

(5)	Pretax earnings for fiscal year 2001 include a noncash charge of $269.2 million in connection with the write-down of assets held for sale and other charges and a charge of $9.1 million for the loss on early extinguishment of debt. As a result of these charges, our earnings for the fiscal year ended October 31, 2001 were insufficient to cover our fixed charges, and an additional $198.6 million in pretax earnings would have been required to eliminate the coverage deficiency.

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense, capitalized interest, amortization of debt expense and discount or premium relating to any indebtedness, and the portion of rental expense that management believes to be representative of the interest component of rental expense.

Effect of Recent Accounting Standards

     For additional information on changes in accounting principles and new accounting principles, see Note 3 to the consolidated financial statements included in Item 8.

     Effective April 30, 2004, we implemented FIN 46R which resulted in the consolidation of our preneed funeral and cemetery merchandise and services trusts and our cemetery perpetual care trusts. The implementation of FIN 46R affected certain line items in the consolidated balance sheet as of October 31, 2004, but did not result in a restatement of the consolidated balance sheet as of October 31, 2003. For a more detailed discussion, see Notes 3 through 7 to the consolidated financial statements included in Item 8.

     FIN 46R did not allow for earlier adoption or retroactive restatement of the October 31, 2003 balance sheet. The table below reconciles the current period presentation for the October 31, 2003 consolidated balance sheet as reported to a presentation that shows the impact as if FIN 46R were to have been adopted as of October 31, 2003. The pro forma adjustments for FIN 46R involve the consolidation of the preneed funeral and cemetery merchandise and services trusts and our cemetery perpetual care trusts at their respective fair market values as of October 31, 2003 coupled with the removal of the trust receivables and deferred revenue as disclosed in Note 8 to the consolidated financial statements included in Item 8.

Unaudited Adjusted Pro Forma Condensed Consolidated Balance Sheet as of October 31, 2003

			October 31, 2003
			pro forma balance
	October 31, 2003	Pro forma	sheet adjusted as if FIN 46R
	balance sheet as	adjustments for	had been adopted at
	reported	FIN 46R	October 31, 2003
ASSETS
Total current assets	$207,856	$(4,380)	$203,476
Receivables due beyond one year, net of allowances	76,374	—	76,374
Preneed funeral receivables and trust investments	—	516,974	516,974
Preneed cemetery receivables and trust investments	—	255,404	255,404
Prearranged receivables, net	892,640	(892,640)	—
Goodwill	404,482	—	404,482
Deferred charges	248,521	—	248,521
Cemetery property, at cost	373,730	—	373,730
Net property and equipment	308,116	—	308,116
Deferred income taxes, net	60,218	—	60,218
Cemetery perpetual care trust investments	—	202,076	202,076
Other assets	1,238	—	1,238

Total assets	$2,573,175	$77,434	$2,650,609

Total current liabilities	$100,650	$(1,560)	$99,090
Long-term debt, less current maturities	488,180	—	488,180
Deferred preneed funeral revenue	—	183,843	183,843
Deferred preneed cemetery revenue	—	292,314	292,314
Non-controlling interest in funeral and cemetery trusts	—	633,196	633,196
Prearranged deferred revenue, net	1,230,377	(1,230,377)	—
Other long-term liabilities	15,109	—	15,109

Total liabilities	1,834,316	(122,584)	1,711,732

Non-controlling interest in perpetual care trusts	—	200,018	200,018

Total shareholders’ equity	738,859	—	738,859

Total liabilities and shareholders’ equity	$2,573,175	$77,434	$2,650,609

Inflation

     Inflation has not had a significant impact on our operations over the past three years, nor is it expected to have a significant impact in the foreseeable future.

Forward-Looking Statements

     Certain statements made herein or elsewhere by us or on our behalf that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. These statements include any projections of earnings, revenues, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements contained in this report include but are not limited to the financial projections made in this section and the assumptions underlying them, along with statements relating to (1) anticipated future performance of our preneed sales program, (2) anticipated future performance of funds held in trust, (3) anticipated mortality trends, (4) potential results of our operating initiatives, (5) our ability to control costs and maintain our margins, (6) our current plans for deployment of our projected cash flow, (7) the success and timing of selling the small businesses designated as held for sale, (8) our ability to refinance our senior subordinated notes on acceptable terms and (9) our ability to realize the carrying value of our deferred tax assets.

     The financial forecasts included in this Form 10-K have been prepared by, and are the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined nor compiled the financial forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this Form 10-K relates to our historical financial information. It does not extend to the forecasted information and should not be read to do so.

     Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The forecasts are based on a variety of estimates and assumptions made by our management with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of our principal expectations are realized.

     We caution readers that we assume no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by us or on our behalf.

     We forecast that earnings from continuing operations will be in the range of $.30 to $.34 per share including two early extinguishment of debt charges estimated to total $.14 per share. In the first quarter of 2005, we will incur a charge of $.02 per share for early extinguishment of debt resulting from the refinancing of our senior secured credit facility in November 2004. The forecast also includes a potential early extinguishment of debt charge of $.12 per share that we may incur if we choose to call our 10.75 percent senior subordinated notes in fiscal year 2005 (see “Liquidity and Capital Resources”). We cannot assure that we will call the senior subordinated notes in fiscal year 2005, but we currently expect to do so, although it is also possible that we will tender for them earlier than their first call date (at an estimated cost greater than what we have included in our forecast) or that we will defer the call until a later date. Our forecasts include the projected interest savings resulting from both of these refinancings. We expect cash flow from operations in fiscal year 2005 to be between $50 million and $60 million. Maintenance capital expenditures are expected to be between $16 million and $18 million.

     Our 2005 forecast for continuing operations is based on the following principal assumptions:

(1)	We have assumed that average revenue per traditional and cremation funeral service performed will increase by about 2 percent to 3 percent, excluding any impact from funeral trust earnings. Increases in average revenue per funeral service performed may be partially offset by a decrease in the number of families served by continuing operations in 2005 as compared to 2004. The upper end of the forecast range assumes that we will serve the same number of families during fiscal year 2005 as in 2004, and the lower end assumes a reduction in the number of families served of up to 3 percent.

(2)	We have assumed that cemetery property sales will increase by 4 percent to 8 percent.

(3)	We have assumed that total revenue from trust earnings, including earnings recognition from funeral, cemetery and perpetual care trusts, will decline from that recognized in 2004.

(4)	While we intend to control costs and grow revenues, we are not assuming further significant cost cuts, and we are assuming that margins will stabilize in 2005.

(5)	As a result of refinancing our senior secured credit facility in November 2004 and the opportunity to call and refinance our 10.75 percent notes in July 2005, combined with our assumption that we will be able to continue to reduce our debt, we are assuming that interest expense will decrease significantly for fiscal year 2005. During the first quarter of fiscal year 2005, we will record a charge for early extinguishment of debt of $2.7 million to write off the remaining unamortized book value of fees on the prior credit agreement. If we call our 10.75 percent senior subordinated notes in July of 2005, we would incur a charge for early extinguishment of debt of approximately $20.2 million representing $16.1 million for the call premium and $4.1 million to write off the remaining unamortized fees on the notes.

(6)	We are assuming that cash flow for fiscal year 2005 will be consistent with fiscal year 2004 with the exception of unusual items such as the tax refund of $33.2 million received during fiscal year 2004.

(7)	We expect to use cash flow from operations to maintain our facilities at a level comparable to 2004, to reduce debt, to pay costs that may be incurred to refinance our 10.75 percent senior subordinated notes, for stock repurchases or for growth initiatives as appropriate.

     These forecasts for continuing operations exclude the results of a number of small businesses that we have decided to close or sell, the results of which will be reported separately as discontinued operations as appropriate in future reports.

Cautionary Statements

     We caution readers that the following important factors, among others, in some cases have affected, and in the future, could affect, our actual consolidated results and could cause our actual consolidated results in the future to differ materially from the goals and expectations expressed in the forward-looking statements above and in any other forward-looking statements made by us or on our behalf.

Risks Related to Our Business

Our ability to increase funeral call volume is influenced by many factors such as the number of deaths and competition in our markets, our ability to identify changing consumer preferences and various other factors, some of which are beyond our control.

     We have experienced declines in same-store funeral call volumes for a number of years. One of the operating initiatives announced in 2003 was the creation of a funeral call volume task force, which is using the most successful tactics of our top performing funeral homes to develop strategies to drive funeral call growth throughout our organization with an increased focus on preneed funeral sales. Nevertheless, we experienced a decline in funeral call volumes for the year ended October 31, 2004. We can give no assurance that we will be successful in implementing this operating initiative in the long term. We discuss the risk of declining deaths, intense competition and our ability to identify changing consumer preferences in other risk factors herein.

Price competition could reduce market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

     Our funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. We have historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products including, in recent years, Internet providers. From time to time, this price competition has resulted in losing market share in some markets. In other markets, we have had to reduce prices thereby reducing profit margins in order to retain or recapture market share. Increased price competition in the future could further reduce revenues, profit margins and the backlog and potentially impact our annual goodwill impairment analysis.

     Discount retailers have begun marketing caskets at prices sometimes lower than what we offer. Consumers can now buy caskets in funeral supply stores and directly from manufacturers, as well as over the Internet, and recently, the first large general merchandise company has entered the market for low-cost caskets. This could cause sales of caskets at our facilities to decrease, which could adversely affect funeral revenues and margins.

Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause us to lose market share and revenues or cause us to incur increased costs in order to retain or recapture our market share.

     In recent years, the marketing of preneed funeral services through television, radio and print advertising, direct mailings and personal sales calls has increased. Extensive advertising or effective marketing by competitors in local markets could cause us to lose market share and revenues or cause us to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing us to lose market share and revenue or to incur costs in response to competition in order to vary the types or mix of products or services offered by us. Also, increased use of the Internet by customers to research and/or purchase products and services could cause us to lose market share to competitors offering to sell products or services over the Internet.

Earnings from and principal of trusts and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

     We maintain three types of trusts and escrow accounts: (1) preneed funeral merchandise and services, (2) preneed cemetery merchandise and services and (3) cemetery perpetual care. Earnings and investment gains and losses on trusts and escrow accounts are affected by financial market conditions that are not within our control. Earnings are also affected by the mix of fixed-income and equity securities that we choose to maintain in the trusts, and we may not choose the optimal mix for any particular market condition. The size of the trusts depends upon the level of preneed sales and maturities, the amount of ordinary income and investment gains or losses and funds added through acquisitions, if any. Declines in earnings from cemetery perpetual care trusts would cause a decline in current revenues, while declines in earnings from other trusts and escrow accounts could cause a decline in future cash flows and revenues. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on our financial position and results of operations.

     Unrealized gains and losses in the preneed funeral and cemetery merchandise and services trusts have no immediate impact on our revenues, margins, earnings or cash flow, unless the fair market value of the trusts were to decline below the estimated costs to deliver the underlying products and services. If that were to occur, we would record a charge to earnings to record a liability for the expected losses on the delivery of the associated contract. Over time, gains and losses realized in the trusts are allocated to underlying preneed contracts and affect the amount of the trust earnings we record when we deliver the underlying products or services. Accordingly, if current market conditions do not improve, the trusts may eventually realize losses, and our revenues, margins, earnings and cash flow would be negatively affected by the reduced revenue when we deliver the underlying products and services. This factor adversely affected our results in fiscal year 2004 and will likely do so again in fiscal year 2005. Unrealized gains and losses in the cemetery perpetual care trusts do not affect earnings but could limit the capital gains available to us and could result in lower returns and lower current revenues than we have historically achieved.

Increased costs may have a negative impact on earnings and cash flows.

     While we intend to control costs and grow revenues, we do not anticipate any further significant cost cuts and expect margins to stabilize in 2005. We may not be successful in maintaining our margins and may incur additional costs.

     Insurance costs, in particular, have increased substantially in recent years. The terrorist attacks in the United States on September 11, 2001 and related subsequent events have resulted in higher insurance premiums. The volume of claims made in such a short span of time resulted in liquidity challenges that many insurers have passed on to their policyholders. Additionally, insurers have increased premiums to offset losses in equity markets due to recent economic conditions. While we do not expect a significant increase in our insurance costs for 2005, additional increases in insurance costs cannot be predicted.

We may experience declines in preneed sales due to numerous factors, including changes made to contract terms and sales force compensation and a weakening economy. Declines in preneed property sales would reduce current revenue. Declines in preneed funeral and cemetery service and merchandise sales would reduce our backlog and could reduce our future market share.

     In an effort to increase cash flow, we modified our preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, we changed the compensation structure for our preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although we do not anticipate making further significant changes in these areas, we may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to reduce discretionary spending could cause, and we believe has caused in the past, a decline in preneed sales. Geopolitical concerns could lower consumer confidence, which could also result in a decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce our backlog and future revenue and could reduce future market share. One of the operating initiatives announced in 2003 was the creation of a preneed sales task force, which is strategically targeting cemeteries and funeral businesses with maximum preneed sales potential and developing specific plans to increase preneed sales and attract new customers at each of the targeted locations. However, we can give no assurance that we will be successful in implementing these operating initiatives.

Our ability to dispose of our businesses held for sale at prices consistent with our expectations depends on several factors, many of which are beyond our control. Any changes in expected sales prices or carrying values of these businesses could result in additional impairment charges or could adversely affect our ability to sell these businesses at prices we are willing to accept.

     In December 2003, we announced plans to close or sell a number of small businesses, primarily small funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. We believe that the closing or sale of those businesses will enable management to focus on our most productive operations where our operating initiatives may bring about the greatest benefits in increased revenues. As of January 3, 2005, we had closed on or entered into agreements to sell 68 businesses for approximately $27.0 million and have 11 additional businesses we will continue to market. We can give no assurance that we will be able to dispose of these businesses or that buyers will accept our terms, nor can we give any assurance that the selling prices of these businesses will not be materially different from our expectations. Any variance between the anticipated and actual sale prices or changes in the carrying values of these businesses would result in additional impairment charges in the future and did result in gains on dispositions, net of impairment losses, recorded in 2004.

Our public shareholders may have limited ability to influence the outcome of matters presented to them for a vote due to the significant percentage of our total voting power held by our Chairman Emeritus.

     As of January 1, 2005, our Chairman Emeritus, Frank B. Stewart, Jr., held 7,225,274 shares (or approximately 6.8 percent) of our outstanding Class A common stock and all of the 3,555,020 outstanding shares of our Class B common stock. Because each share of Class B common stock is entitled to 10 votes on all matters presented for a vote by our shareholders, Mr. Stewart controls approximately 30.2 percent of our total voting power, while holding approximately 9.8 percent of our outstanding equity. Accordingly, Mr. Stewart may have a significant and disproportionate influence over the election of directors and other matters requiring the affirmative vote of our shareholders. Additionally, because Louisiana law and our articles of incorporation require the affirmative vote of two-thirds of the voting power present to approve certain major transactions and any amendments to our articles of incorporation, Mr. Stewart may have the ability to prevent the consummation of such actions, even if they are recommended by our Board of Directors and favored by a substantial majority of our shareholders.

Our ability to service our debt in the future and our ability to call our senior subordinated notes in 2005 depends upon our ability to generate sufficient cash from operations or refinancings, which depends upon many factors, some of which are beyond our control.

     Our ability to service our debt depends upon our ability to generate sufficient cash. We may use substantially all of the remaining proceeds from assets and businesses held for sale of approximately $3 million to $5 million and the approximate $12 million of remaining income tax benefits relating to the sale of our foreign operations, which we expect to receive by the end of fiscal year 2007, to reduce our debt. We discuss the risks associated with the sale of the businesses held for sale in other risk factors herein. Our ability to receive the expected income tax benefits within our expected time frame depends upon, among other things, the rate at which we realize additional capital gains. Our primary tax planning strategy is to produce these capital gains in our trust funds. Our ability to generate capital gains could be affected by a decline in market conditions. Our ability to generate cash flows from operations depends upon, among other things, the number of deaths in our markets, competition, the level of preneed sales and their maturities, our ability to control our costs, stock and bond market conditions, and general economic, financial and regulatory factors, most of which are beyond our control.

     On November 19, 2004, we completed the refinancing of our senior secured credit facility. We expect to be able to pay our remaining debt coming due in fiscal year 2005 using cash from operations. It is not our intention to pay all remaining amounts on our long-term debt exclusively from cash flow from operations. The first call date on our senior subordinated notes is in July 2005 at a price of 105.375 percent of the notes’ principal amount. If we call these notes at that time, we would record a charge for early extinguishment of debt of approximately $20.2 million including the call premium of $16.1 million and the write-off of unamortized fees of $4.1 million. As the senior subordinated notes represent approximately 70 percent of our total debt outstanding, the call right may present a significant opportunity to refinance this debt at more attractive interest rates. We may also decide to tender for these notes prior to their call date, and if we do so, we could pay a premium larger than the call premium. Additionally, the write-off of the unamortized fees would be higher, and we would incur significant transaction expenses. Our ability to refinance our senior subordinated notes will depend primarily on the condition of U.S. financial markets and our credit profile at the time of refinancing. Because we have limited control over our credit profile and no control over the condition of financial markets, there is a risk that we will not be able to successfully refinance this debt in 2005.

Increased preneed sales may have a negative impact on cash flow.

     Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions and other costs to acquire the sale, the portion of the sales proceeds required to be placed into trusts or escrow accounts and the terms of the particular contract, such as the size of the down payment required and the length of the contract. In fiscal year 2000, we changed the terms and conditions of preneed sales contracts and commissions and moderated our preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, we will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow would be further reduced, and our ability to service debt could be adversely affected.

Increases in interest rates would increase interest costs on our variable-rate long-term debt and could have a material adverse effect on our net income and earnings per share.

     As of January 3, 2005, $110.0 million of our long-term debt was subject to variable interest rates. Accordingly, any significant increase in interest rates could increase our interest costs on our variable-rate long-term debt or indebtedness incurred in the future, which could decrease our net income and earnings per share materially.

Covenant restrictions under our senior secured credit facility and senior subordinated note indenture limit our flexibility in operating our business.

     Our senior secured credit facility and the indenture governing the senior subordinated notes contain, among other things, covenants that restrict us and our subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. They limit, among other things, our and our subsidiary guarantors’ ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all assets; and create liens on assets. In addition, the senior secured credit facility contains specific limits on capital expenditures and the prepayment of debt other than that incurred under the senior secured credit facility and requires us to maintain specified financial ratios and satisfy financial condition tests.

     These covenants may require us to act in a manner contrary to our business objectives. In addition, events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants. A breach of any of those covenants could result in a default, allowing the lenders to declare all amounts owed immediately due and payable.

Our projections for 2005 do not include any earnings from acquisition activity. Several important factors, among others, may affect our ability to consummate acquisitions.

     Our projections for 2005 do not include any earnings from acquisition activity. Although acquisitions were the principal component in our growth strategy in the 1990s, we have not made any significant acquisitions in recent years, as conditions for acquisitions have not been favorable. We may not be able to find businesses for sale at prices we are willing to pay. Acquisition activity, if any, will also depend on our ability to enter new markets. Due in part to our lack of experience operating in new areas and to the presence of competitors who have been in certain markets longer than we have, such entry may be more difficult or expensive than we anticipate.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our internal control over financial reporting, which could impact the market price of our common stock and our access to capital.

     We are in the process of completing our documentation and beginning the testing of our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires management’s assessments of the effectiveness of internal controls over financial reporting as of the end of our fiscal year 2005 and a report by our independent auditors addressing management’s assessments and the effectiveness of the internal controls as of that date. During the course of testing, we may identify deficiencies and weaknesses, which we believe that our current plan will give us the ability to be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. The timing of the identification of any deficiencies or weaknesses could cause management to be unable to conclude that our internal controls are effective as of the end of fiscal year 2005 or our auditors to be unable to give a favorable report on management’s assessments. This could have a material adverse effect on the market price of our common stock and possibly on our access to capital.

Risks Related to the Death Care Industry

Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

     Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. This factor adversely affected our results in fiscal year 2004 and could do so again in fiscal year 2005. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. Changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. However, generally the number of deaths fluctuates with the seasons with more deaths occurring during the winter months primarily resulting from pneumonia and influenza. These variations can cause revenues to fluctuate.

     Our comparisons of the change in the number of families served to the change in the number of deaths reported by the Centers for Disease Control and Prevention (“CDC”) from time to time may not necessarily be meaningful. The CDC receives weekly mortality reports from 122 cities and metropolitan areas in the United States within two to three weeks from the date of death and reports the total number of deaths occurring in these areas each week based on the reports received from state health departments. The comparability of our funeral calls to the CDC data is limited, as reports from the state health departments are often delayed, and the 122 cities reporting to the CDC are not necessarily comparable with the markets in which we operate.

The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

     Our traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 35 percent of the deaths in the United States by the year 2010, compared to 28 percent in 2002. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

     Future market share, revenues and profits will depend in part on our ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, we began to implement strategies based on a proprietary, extensive study of consumer preferences we commissioned in 1999. However, we may not correctly anticipate or identify trends in consumer preferences, or we may identify them later than our competitors do. In addition, any strategies we may implement to address these trends may prove incorrect or ineffective.

Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

     Funeral homes and cemetery businesses must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

     The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome, and we are always at risk of not complying with the regulations.

     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. For example, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. Several states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on us, our financial condition, our results of operations, our cash flows and our future prospects.